                                                                EXHIBIT 10(g)
                           CHANGE IN CONTROL AGREEMENT

         This Agreement, dated this 14th day of May, 1998, is between Prime Hospitality Corp., a Delaware corporation (the "Company"), and Paul H. Hower ("Employee").

                                R E C I T A L S:

         A. Employee is a key officer and employee of the Company.

         B. The Board of Directors of the Company (the "Board") recognizes that Employee is one of several key officer/employees whose high quality of job performance is essential to promoting and protecting the best interests of the Company and its shareholders.

         C. The Board further recognizes (i) that it is possible that a Change in Control of the Company could occur at some time in the future, (ii) that the uncertainty associated with such a possibility could result in the distraction of Employee from Employee's assigned duties and responsibilities, (iii) that it is in the best interests of the Company and its shareholders to assure the continued attention by Employee to such duties and responsibilities without such distraction and (iv) that Employee must be able to participate in the assessment and evaluation of any proposal which could effect a Change in Control of the Company without Employee's judgment being influenced by uncertainties regarding Employee's future financial security.

         D. The Company wishes to provide Employee with certain benefits in the event of a Change in Control of the Company as set forth herein.

                              TERMS AND CONDITIONS

         For valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1.       Definitions.

                  (a) For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (A) the willful engaging by Employee in misconduct which results in demonstrable and material economic injury to the Company, or
(B) the conviction of Employee of a felony involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company. Employee shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to Employee (i) reasonable notice setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for Employee to cure any such breach within thirty (30) days after receipt of such notice, (iii) an opportunity for Employee, together with his counsel, to be heard before the Board, and (iv) a written notice of termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, Employee was guilty of conduct set forth above in clauses (A) or (B) of the second preceding sentence, and specifying the particulars thereof in detail. Notwithstanding the foregoing, in the case of any Employee who has in effect an employment agreement with the Company ("Employment Agreement"), no termination following a Change in Control shall be treated as for Cause (x) for purposes of this Agreement unless it would also be treated as for Cause under such Employment Agreement, or (y) for purposes of such Employment Agreement unless it would also be treated as for Cause under this Agreement.

                  (b) A "Change in Control" of the Company shall be considered to occur if and when:

                             (i) more than 30% of the Company's outstanding
                      securities entitled to vote in elections of directors (the "Voting Securities") are acquired by any person, entity or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Company, any corporation, partnership, trust or other entity controlled by the Company (a "Subsidiary") or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries) (such person, entity or group, a "Person"); provided, however that, notwithstanding the prior clause of this Section 1(b)(i), unless the Board, within thirty (30) days of such event, determines otherwise, a Change in Control shall be considered to occur if and when more than 20% of the Voting Securities are acquired by any Person; or

                             (ii) during any period of two consecutive years,
                      the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided, however, that a director who is not otherwise a member of the Incumbent Board shall be deemed to be a member of the Incumbent Board if such director was elected by, on the recommendation of, or with the approval of, at least two-thirds of the Incumbent Board (taking into account the proviso in this Section 1(b)(ii);

                             (iii) the sale, lease, exchange or other
                      disposition in one transaction or in a series of related transactions of all or substantially all of the assets of the Company, other than a sale, lease, exchange or other disposition to an entity, following which (A) more than 50%, respectively, of the then outstanding shares of common stock or other securities, (measured by value) of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (collectively, "Equity Securities") is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, in substantially the same proportions among such beneficial owners, (B) no Person (excluding any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more, respectively, of the then outstanding Equity Securities, and (C) at least a majority of the members of the board of directors of the entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company;

                             (iv) approval by the Company's shareholders of a
                      reorganization, merger or consolidation of the Company, unless, following such reorganization, merger or consolidation, (A) more than 50%, respectively, of the then outstanding Equity Securities of the entity resulting from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners, respectively, of the outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions among such beneficial owners, (B) no Person (excluding any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, 30% or more, respectively, of the then outstanding Equity Securities of the entity resulting from such reorganization, merger or consolidation, and (C) at least a majority of the members of the board of directors of the entity resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

                             (v) approval by the Company's shareholders of a
                      complete liquidation or dissolution of the Company; or

                             (vi) such other events as the Board may designate.

                  (c) "Good Reason" shall mean the occurrence of any of the following, without Employee's consent, after a Change in Control:

                             (i) a material reduction or adverse alteration in
                      the titles, duties,
                      authorities or responsibilities of Employee's position;

                             (ii) a reduction in Employee's annual base salary,
                      bonus or other compensation arrangements provided by the Company;

                             (iii) the relocation of Employee's place of
                      employment by more than twenty miles; or

                             (iv) a material reduction in or the discontinuance
                      of the perquisites or benefits provided by the Company to Employee.

                  In addition, and without limiting the foregoing, in the case of an Employee with an Employment Agreement "Good Reason" shall include any act or failure to act which would constitute "good reason" as such term is defined in the Employee's Employment Agreement.

                           (d) The term "Cash Compensation" shall mean, during
                  any fiscal year of the Company, Employee's aggregate cash compensation earned as an Employee of the Company during the immediately preceding fiscal year (including any bonus earned but not paid by fiscal year-end and without regard to any election deferring the receipt of compensation so earned). If Employee was employed by the Company for only a portion of the preceding fiscal year, "Cash Compensation" shall mean his annualized aggregate cash compensation for such year, which shall be determined based on the aggregate cash compensation earned during the portion of such year that Employee was employed.

         2.       Change in Control.

                  (a) Options. In the event of a Change in Control of the Company, all stock options granted to Employee by the Company under any compensatory plan or arrangement shall become immediately vested and exercisable, notwithstanding any vesting schedule previously applicable to such stock options.

                  (b) Cash Payment. If, within twenty-four (24) months following a Change in Control of the Company, the Company terminates Employee's employment without Cause, or Employee terminates his or her employment with the Company for

                  Good Reason, then the Company shall, within ten (10) days of such termination of employment, pay to Employee, in one lump sum, in immediately available funds by wire transfer in accordance with Employee's instructions, an amount equal to two and one-half (2-1/2) times Employee's "Cash Compensation" as defined above.

         3.       Excise Tax Gross-Up.

                           (a) Anything in this Agreement to the contrary
                  notwithstanding, if it shall be determined that any payment or distribution by the Company to or for Employee's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to an Employment Agreement or any other compensatory Company plan or arrangement, without taking into account the Gross-Up Payment, as hereinafter defined) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, withholding taxes and payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           All determinations required to be made under this
                  Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(b) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Employee's benefit.

                           (b) Employee shall notify the Company in writing of
                  any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies

                  Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                             (i) give the Company any information reasonably
                      requested by the Company to such claim,

                             (ii) take such action in connection with contesting
                      such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                             (iii) cooperate with the Company in good faith in
                      order effectively to contest such claim, and


                             (iv) permit the Company to participate in any
                      proceeding relating to such claim,

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Employee's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (c) If, after Employee's receipt of an amount
                  advanced by the Company pursuant to Section 3(b), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of this Section 3(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Employee's receipt of an amount advanced by the Company pursuant to Section 3(b), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         4. Waiver of Invalidity. Inasmuch as the injury caused to Employee in the event Employee's employment is terminated within twenty-four (24) months of a Change in Control is difficult or incapable of accurate estimation at the date of this Agreement, the amounts to be paid pursuant to Sections 2 and 3 are intended to be liquidated damages and not a penalty, and therefore constitute a good faith forecast of the harm which might be expected to be caused to Employee. Accordingly, the Company waives any right to assert against Employee the invalidity of any payment provided in Sections 2 and 3 by reason of Employee's failure to seek other employment or otherwise, nor shall the amount of any payment provided in Sections 2 and 3 be reduced by reason of any compensation earned or not earned by Employee as a result of employment by another employer after the date of termination or otherwise.

         5. Arbitration of Disputes. All disputes governing the interpretation or enforcement of this Agreement shall be resolved exclusively by arbitration in the manner set forth in this Section 5. Employee or the Company may submit to arbitration any claim under this Agreement as follows: At any time following the termination of Employee's employment with the Company, the claim may be filed in writing with an arbitrator of Employee's choice or, if the claim is filed by the Company, reasonably acceptable to Employee, and thereafter the Company, or Employee, as applicable, shall be notified in writing of the claim and furnished with a true copy as so filed. The arbitrator must be a member of the National Academy of Arbitrators or one who currently appears on arbitration panels issued by the American Arbitration Association. To the extent not inconsistent with the rules set forth in this Section 5, the arbitration proceeding shall insofar as practicable be conducted in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes effective June 1, 1996. The arbitration hearing shall be held within ten (10) business days after the receipt of notice of the claim by the Company. No continuance of the hearing shall be allowed without the mutual consent of Employee and the Company. Absence from or non-participation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion. The arbitrator's award shall be rendered as expeditiously as possible. In the event the arbitrator finds that the Company has breached this Agreement, the arbitrator shall order the Company to pay to Employee, within twenty-four hours after the decision is rendered, the amount due hereunder. The award of the arbitrator shall be final and binding upon the parties. Judgment may be entered on the arbitrator's award in any appropriate court as soon as possible after its rendition without further notice to the Company. The Company shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcement of Employee's rights hereunder or the determination of Employee's rights in any arbitration proceeding.

         6.       Miscellaneous.

                  (a) Waiver. The failure of any party to exercise any rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.

                  (b)      Binding Effect; Successors.

                             (i) The Company will require any successor (whether
                      direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to under
                      Section 2(b) hereunder had the Company terminated Employee without Cause on the succession date (assuming a Change in Control of the Company had occurred prior to such succession date). As used in this Agreement, "the Company" means Employer as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 6(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

                             (ii) This Agreement and all rights of the Employee
                      hereunder shall inure to the benefit of and be enforceable by Employee and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Employee's estate.

                  (c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

                  (d) Authorization and Modification. This Agreement is executed for and on behalf of the Company by an officer thereof duly authorized to do so by resolution of the Board of Directors approving this Agreement and authorizing such execution. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instruction in writing executed by the parties hereto.

                  (e) Assignment by Employee. Except as otherwise expressly provided for in this Agreement, no right, benefit or interest of Employee arising hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

                  (f) Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when hand delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee: Paul H. Hower
                                      2320 Gates Court
                                      Morris Plains, New Jersey 07950

                  If to the Company:  Prime Hospitality Corp.
                                      700 Route 46 East
                                      Fairfield, New Jersey 07004
                                      Attention: General Counsel
                  or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (g) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  (h) Taxes. The Company shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

                  7. Other Arrangements. The rights of Employee under this Agreement are in addition to Employee's rights under any Employment Agreement or any successor agreement to an Employment Agreement covering Employee. Nothing contained in this Agreement shall adversely affect any of Employee's rights under an Employment Agreement or as a participant or beneficiary under the Company's pension and welfare benefit plans, incentive compensation arrangements and perquisite programs, or Employee's obligations arising under any confidentiality, non-competition or no solicitation agreement with the Company. This Agreement supersedes any and all prior Change in Control Agreements entered into between Employee and the Company.

                                        PRIME HOSPITALITY CORP.

                                        By:
                                          -----------------------------------

                                        EMPLOYEE:


                                          -----------------------------------
                                                 Paul H. Hower